Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INOVIO PHARMACEUTICALS, INC.

Inovio Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

The following amendment to the Corporation’s Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

RESOLVED, that the first paragraph of Article 4 of the Certificate of Incorporation of this Corporation be amended to read in its entirety as follows:

“The Corporation is authorized to issue two classes of shares designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares of Preferred stock the Corporation shall have authority to issue is 10,000,000 shares, $0.001 par value per share, and the total number of shares of Common Stock the Corporation shall have the authority to issue is 600,000,000 shares, $0.001 par value per share.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation of the Corporation to be executed by its President and Chief Executive Officer this 20th day of May, 2013.

INOVIO PHARMACEUTICALS, INC.

By:	/s/ J. Joseph Kim
J. Joseph Kim
President and Chief Executive Officer